UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2014

SPARTON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-1000	38-1054690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Martingale Road Suite 2050 Schaumburg, Illinois	60173-2213
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 772-7866

N/A

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 10, 2014, Donald Pearson was appointed as the Company’s Chief Financial Officer, effective September 15, 2014. Mr. Pearson, age 54, most recently served as Senior Vice President and Chief Financial Officer of AMCOL International Corporation (NYSE: ACO), a public corporation and diversified specialty material company in the Performance Materials, Construction Technologies, and Energy Services segments, since May of 2008. Prior to that, Mr. Pearson served as Vice President of Finance, North America, for UPM-Kymmene Corporation (NYSE: UPM), a public corporation and global leader in Forest Products and manufacture of magazine paper, from May of 2006 until May of 2008 and Financial Controller from February 2004 until May 2006. In connection with his appointment, Mr. Pearson entered into an employment agreement (the “Employment Agreement”) with the Company, effective as of September 15, 2014 (the “Effective Date”).

The Employment Agreement is for at-will employment without a set term. Under the terms of the Employment Agreement, the Company will pay Mr. Pearson an annual base salary of $380,000. In addition, Mr. Pearson is eligible to receive an annual bonus of not less than 60% of his annual salary, based upon the Company’s Short Term Incentive Plan program, provided certain target objectives have been attained. Mr. Pearson’s employment may be terminated: (i) by the Company or Mr. Pearson at any time for any reason; (ii) by the Company for “just cause” (as such term is defined in the Employment Agreement); (iii) by Mr. Pearson for “good reason” (as such term is defined in the Employment Agreement); and (iv) by the Company upon the death or disability of Mr. Pearson. If Mr. Pearson’s employment terminates for reasons other than just cause or Mr. Pearson’s resignation without good reason, and the termination is after the end of a performance period and prior to payment of a performance bonus, then the Company will pay Mr. Pearson such bonus amount at the time such bonus is regularly paid. If the Company terminates Mr. Pearson’s employment for any reason other than just cause, death, or disability, or if Mr. Pearson terminates his employment for good reason, the Company will: (i) pay Mr. Pearson the bonus described in the preceding sentence if the termination is after the end of a performance period and prior to payment of a performance bonus; (ii) pay Mr. Pearson severance in an amount equal to twelve (12) months of his current salary; (iii) if Mr. Pearson’s date of termination occurs prior to the last day of an annual performance period relating to a performance bonus and at least six months after the first day of such annual performance period, pay Mr. Pearson such bonus amount, subject to pro rata reduction for the portion of the performance period following the date of termination; (iv) pay Mr. Pearson twelve (12) months of COBRA premiums for medical insurance for Mr. Pearson and/or his dependents if he so elects; and (v) pay for outplacement services for Mr. Pearson in an amount not to exceed $25,000. In order to receive such benefits Mr. Pearson must enter into a customary separation and release agreement.

Pursuant to the terms of the Employment Agreement, Mr. Pearson will be eligible to participate in the Company’s long-term incentive plan with an annual grant target award of $400,000. The annual award is performance based in that vesting is dependent upon whether a value index is achieved. In addition, Mr. Pearson was granted 15,000 shares of restricted stock pursuant to the Company’s standard Award Agreement and the Amended and Restated Sparton Corporation Stock Incentive Plan (the “LTIP”). The restricted stock will vest in four annual amounts, subject to the terms of the LTIP, as follows: (i) 3,500 shares vest on the first anniversary of the Effective Date; (ii) 3,500 shares vest on the second anniversary of the Effective Date; (iii) 4,000 shares vest on the third anniversary of the Effective Date; and (iv) 4,000 shares vest on the fourth anniversary of the Effective Date. For the shares to vest, Mr. Pearson must be an employee of the Company when the annual report on Form 10-K is filed for the applicable year.

Under the Employment Agreement, Mr. Pearson agrees: (i) not to disclose Company confidential information during the term and at all times thereafter; (ii) not to compete with the Company during the term and for a period of eighteen months thereafter; and (iii) not to solicit employees or customers during the term and for a period of eighteen months thereafter.

The description of the Employment Agreement herein is qualified in its entirety by the terms of the Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

Effective September 11, 2014, Mark Schlei, Chief Financial Officer, has left Sparton to pursue other career interests.

A copy of the press release issued by the Company announcing these matters is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

Exhibit 10.1	Employment Agreement between the Company and Donald Pearson

Exhibit 99.1	Press release dated September 15, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARTON CORPORATION

Dated: September 15, 2014	By:	/s/ Cary B. Wood
Cary B. Wood, President and Chief Executive Officer

Index to Exhibits

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

Exhibit 10.1	Employment Agreement between the Company and Donald Pearson

Exhibit 99.1	Press release dated September 15, 2014